Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	February 28, 2019 for immediate release

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2018 EARNINGS FOR YEAR AND FOURTH QUARTER

SAN JOSE, CA  —  California Water Service Group (Company) (NYSE: CWT) today announced net income of $65.6 million and diluted earnings per share of $1.36 for 2018, compared to net income of $72.9 million and diluted earnings per share of $1.52 in 2017.  The 2017 as reported net income was increased for an immaterial error that understated operating revenue.

The $7.3 million decrease in net income was driven primarily by a $6.9 million reduction in revenue due to the cost of capital decision for California Water Service (Cal Water) and a $5.0 million increase in new business development expenses.  In addition, increases in depreciation and amortization, labor, maintenance, property tax, and interest expenses were partially offset by rate increases, a California Public Utilities Commission (CPUC) authorization to recover $3.3 million of 2016 and 2017 incremental drought program costs, and a decrease in income taxes.

Also, there were other changes outside the Company’s immediate control that decreased net income, including a $5.4 million reduction in unrealized income from certain benefit plan investments due to market conditions, a $0.9 million reduction in unbilled revenue accrual, and a $0.7 million decrease in gain on sale of property that was partially offset by a $1.1 million benefit from Company-owned life insurance.

President and Chief Executive Officer Martin A. Kropelnicki said he was pleased with the results.

“In addition to executing our infrastructure investment program, which improves quality, safety, and reliability for our customers, we tightly managed expenses to budget, and increased our dividend by five percent—the 52nd annual dividend increase,” he said.

“Beyond our financial results, we focused on delivering quality, service, and value to our customers and communities.  We responded to the devastating Mendocino Complex, Woolsey, and Camp Fires; we completed 36 treatment facilities in a 22 month period to meet the new California standard for 1,2,3-trichloropropane (TCP); and we worked side-by-side with community leaders and customers as our Palos Verdes Peninsula Water Reliability Project—the largest water system improvement in our Company’s history—got underway.  These are just a few highlights of our performance in 2018,” Kropelnicki said.

The Company invested $271.7 million in infrastructure, including $22.1 million on TCP treatment.

Additional Financial Results for 2018

Total revenue increased 3.3% to $698.2 million in 2018 compared to $676.1 million in 2017, primarily due to rate increases.  Rate increases added $26.1 million, $5.8 million of which was related to increased water costs.  These factors were partially offset by a $10.7 million reduction in rates due to a decrease in the federal income tax rate, a $6.9 million reduction in rates due to the Cal Water cost of capital decision, and a $0.9 million decrease in accrued unbilled revenue.

Total operating expenses increased $18.6 million, or 3.3%, to $587.7  million in 2018 compared to the prior year.

Water production expenses increased $11.0 million, or 4.5%, to $252.8 million in 2018, primarily due to increases in purchased water quantities and higher wholesale water rates.  As designed, the California revenue decoupling mechanisms record an increase to revenue equal to the increase in California water production costs.

Administrative and general and other operations expenses increased $12.9 million to $180.6 million in 2018, primarily due to increases in costs associated with the deferral of operating revenue and employee wages and benefits, retiree medical, consulting, and outside service cost increases. These cost increases were partially offset by CPUC authorization to recover $3.3 million of 2016 and 2017 incremental drought program costs.  Changes in employee pension benefits and employee and retiree medical costs for regulated California operations generally do not affect earnings, as the Company is allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $2.0 million, or 8.7%, to $24.5 million in 2018, due to increased costs for repairs of transmission and distribution mains and services.

Income taxes decreased $16.7 million, or 47.3%, to $18.6 million in 2018, due to a decrease in pre-tax income, a decrease in the federal income tax rate from 35 percent to 21 percent beginning on January 1, 2018, and an increase in the tax benefit from the flow through method of accounting for “repairs” deductions on state corporate income tax filings.

The net loss on other income and expenses increased $6.9 million in 2018, due primarily to a $5.0 million increase in new business development expenses and a $5.4 million reduction in unrealized income from certain benefit plan investments due to market conditions.

Fourth Quarter 2018 Results

For the fourth quarter of 2018, net income was $15.4 million and diluted earnings per share of $0.32, compared to net income of $15.1 million and diluted earnings per share of $0.31 in the fourth quarter of 2017.  The $0.3 million increase in net income resulted primarily from a CPUC authorization to recover $3.3 million of 2016 and 2017 incremental drought program costs, rate increases, and a $1.8 million increase in unbilled revenue accrual. These factors were partially offset by increases in depreciation and amortization, labor, maintenance, property tax, and interest expenses and a $3.4 million reduction in unrealized income from certain benefit plan investments due to market conditions. The 2017 fourth quarter as reported net income was increased for an immaterial error that understated operating revenue.

Revenue for the fourth quarter increased $3.1 million, or 1.9%, to $167.4 million mostly due to rate increases of $6.2 million, of which $1.5 million related to increased water costs, and a $1.8 million increase in accrued unbilled revenue.  These factors were partially offset by a $4.3 million reduction in revenue due to rate decreases reflecting a lower cost of capital and lower federal income tax rate.

Total operating expenses for the quarter decreased $0.3 million to $140.9 million.  Water production expenses increased $0.6 million mostly due to increases in purchased water quantities and wholesale water rates.  Administrative and general and other operations expenses decreased $2.1 million, or 4.6%, to $43.1 million mostly due to recovery of incremental droughts costs of $3.2 million for the years 2016 and 2017 and decreases in conservation program costs and uninsured losses.  Maintenance expense increased $1.2 million, or 21.1%, to $6.9 million.  Other income and expenses, net of income taxes, decreased $2.8 million to a net loss of $2.2 million mostly due to a $3.4 million reduction in unrealized income from certain benefit plan investments due to market conditions.  Net interest expense increased $0.4 million, or 4.5%, to $9.0 million.

The under-collected net receivable balance in the Water Rate Adjustment Mechanism and Modified Cost Balancing Account (WRAM and MCBA) balancing accounts were $56.1 million as of December 31, 2018, a decrease of 18.8%, or $13.0 million, from the balance of $69.1 million as of December 31, 2017. Cal Water has a Sales Reconciliation Mechanism (SRM) in place for the second and third years of a general rate case (GRC) that allows the Company to adjust its adopted sales forecast if actual sales vary from adopted sales by more than 5.0% in the prior year.

Regulatory Update

As a part of the 2015 GRC decision, Cal Water was authorized to request annual escalation rate increases for 2019 for those districts that passed the earnings test. In November of 2018, Cal Water requested escalation rate increases in all of its regulated districts. The annual adopted gross revenue associated with the November 2018 filing was $16.2 million. The new rates became effective on January 1, 2019.

In March of 2018, Cal Water submitted an advice letter to request recovery of 2016 and 2017 incremental drought expenses of $3.3 million. On January 10, 2019, the CPUC approved Cal Water’s request for recovery of the $3.3 million of incremental expenses; subsequently, Cal Water submitted an advice letter on January 15, 2019 to implement a surcharge to recover the incremental expenses from customers. The new rates are expected to become effective on April 15, 2019.

On December 13, 2018, the CPUC approved Cal Water owning and operating the Travis Air Force Base (TAFB) water system as a regulated water utility district. The decision enables Cal Water to acquire the water distribution assets of TAFB from the U.S. Department of Defense and begin providing water utility service in July 2019 to the base for a term of 50 years.  The CPUC will regulate water rates, rules, and tariffs for the system.

In December of 2017, Hawaii Water Service filed GRC applications requesting additional annual revenues for its Waikoloa Village and Waikoloa Resort systems with the Hawaii Public Utilities Commission (HPUC).  On January 1, 2019, the HPUC authorized Waikoloa Village rate increases of $0.8 million in 2019 and $0.1 million in 2020.  On January 7, 2019, the HPUC authorized Waikoloa Resort rate increases of $0.8 million in 2019, $0.8 million in 2020, and $0.1 million in 2021.

On July 2, 2018, Washington Water Service submitted a GRC application to the Washington Utilities and Transportation Commission (UTC) to increase revenues to cover the higher costs of providing a reliable, high-quality water supply.  The UTC authorized a rate increase of $1.1 million on November 30, 2018 and the new rates became effective on December 1, 2018.

On December 22, 2017, the CPUC sent a letter to all Class A and B water and sewer utilities, which include Cal Water, on the subject of “Changes in Federal Tax Rates for 2018.” The CPUC required Cal Water to establish a Tax Accounting Memorandum Account (TAMA) to track the impact of the changes to federal tax law.  The TAMA tracks the revenue requirement impact of the changes to federal tax law not otherwise reflected in rates from January 1, 2018 until the effective date of the revenue requirement changes adopted in Cal Water’s next GRC.  The Company continues to work through the regulatory process in its other subsidiaries.

Other Information

All stockholders and interested investors are invited to listen to the 2018 year-end and fourth quarter conference call on February 28, 2019 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #9791277.  A replay of the call will be available from 1:00 p.m. PT (4:00 p.m. ET) on February 28, 2019 through April 30, 2019, at 1-855-859-2056 or 1-404-537-3406, ID #9791277.  The replay will also be available under the investor relations tab at www.calwatergroup.com.  Prior to the call, Cal Water will post a slide presentation on its website.  The presentation can be found at www.calwatergroup.com/docs/2018slides.pdf  after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, Vice President, Corporate Development and Chief Regulatory Officer Paul G. Townsley, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, CWS Utility Services, and HWS Utility Services. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief and other actions; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality requirements; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth index; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management framework to identify or address risks adequately; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on current or future debt that could increase financing costs or affect the ability to borrow, make payments on debt, or pay dividends; changes in customer water use patterns and the effects of conservation; the impact of weather, climate, natural disasters, and diseases on water quality, water availability, water sales and operating results, and the adequacy of our emergency preparedness; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	December 31	December 31
(In thousands, except per share data)	2018	2017
ASSETS
Utility plant:
Utility plant	$3,229,446	$2,970,179
Less accumulated depreciation and amortization	(996,723)	(922,214)
Net utility plant	2,232,723	2,047,965
Current assets:
Cash and cash equivalents	47,176	94,776
Receivables:
Customers	30,037	32,451
Regulatory balancing accounts	42,394	36,783
Other	17,101	16,464
Unbilled revenue	33,427	29,756
Materials and supplies at weighted average cost	6,586	6,463
Taxes, prepaid expenses, and other assets	11,981	11,180
Total current assets	188,702	227,873
Other assets:
Regulatory assets (*)	353,569	405,482
Goodwill	2,615	2,615
Other	60,095	60,775
Total other assets	416,279	468,872
TOTAL ASSETS	$2,837,704	$2,744,710

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,065 and 48,012 outstanding in 2018 and 2017, respectively	$481	$480
Additional paid-in capital	337,623	336,229
Retained earnings (*)	392,053	362,512
Total common stockholders’ equity	730,157	699,221
Long-term debt, less current maturities	710,027	515,793
Total capitalization	1,440,184	1,215,014
Current liabilities:
Current maturities of long-term debt	104,911	15,920
Short-term borrowings	65,100	275,100
Accounts payable	95,580	93,955
Regulatory balancing accounts	12,213	59,303
Accrued interest	5,674	6,122
Accrued expenses and other liabilities	37,688	40,559
Total current liabilities	321,166	490,959
Unamortized investment tax credits	1,649	1,724
Deferred income taxes, net	213,033	194,617
Pension and postretirement benefits other than pensions	193,538	252,141
Regulatory liability and Other (*)	256,522	221,032
Advances for construction	186,342	182,502
Contributions in aid of construction	225,270	186,721

TOTAL CAPITALIZATION AND LIABILITIES	$2,837,704	$2,744,710

(*)         The 2017 as reported net income was increased for an immaterial error that understated operating revenue.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Three Months ended:	2018	2017 (*)

Operating revenue	$167,416	$164,296
Operating expenses:
Operations:
Water production costs	61,050	60,407
Administrative and general	23,586	26,418
Other operations	19,561	18,788
Maintenance	6,898	5,653
Depreciation and amortization	21,104	19,133
Income taxes	1,640	4,740
Property and other taxes	7,043	6,080
Total operating expenses	140,882	141,219
Net operating income	26,534	23,077
Other income and expenses:
Non-regulated revenue	4,305	5,155
Non-regulated expenses	(6,288)	(2,483)
Other components of net periodic benefit cost	(2,324)	(2,565)
Allowance for equity funds used during construction	1,310	987
Income tax benefit (expense) on other income and expenses	835	(443)
Net other (loss) income	(2,162)	651
Interest expense:
Interest expense	9,710	9,215
Allowance for borrowed funds used during construction	(704)	(595)
Net interest expense	9,006	8,620
Net income	$15,366	$15,108
Earnings per share
Basic	$0.32	$0.31
Diluted	$0.32	$0.31
Weighted average shares outstanding
Basic	48,067	48,014
Diluted	48,067	48,014
Dividends per share of common stock	$0.1875	$0.1800

(*)         The 2017 as reported net income was increased for an immaterial error that understated operating revenue.

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

	December 31,	December 31,
For the Twelve Months ended:	2018	2017 (*)

Operating revenue	$698,196	$676,113
Operating expenses:
Operations:
Water production costs	252,847	241,867
Administrative and general	100,781	93,326
Other operations	79,868	74,448
Maintenance	24,494	22,530
Depreciation and amortization	83,781	76,783
Income taxes	18,589	35,279
Property and other taxes	27,296	24,797
Total operating expenses	587,656	569,030
Net operating income	110,540	107,083
Other income and expenses:
Non-regulated revenue	18,272	15,898
Non-regulated expenses	(22,737)	(8,727)
Other components of net periodic benefit cost	(9,308)	(9,588)
Allowance for equity funds used during construction	3,954	3,750
Income tax benefit (expense) on other income and expenses	2,717	(1,548)
Net other loss	(7,102)	(215)
Interest expense:
Interest expense	39,917	36,288
Allowance for borrowed funds used during construction	(2,063)	(2,360)
Net interest expense	37,854	33,928
Net income	$65,584	$72,940
Earnings per share
Basic	$1.36	$1.52
Diluted	$1.36	$1.52
Weighted average shares outstanding
Basic	48,060	48,009
Diluted	48,060	48,009
Dividends per share of common stock	$0.7500	$0.7200

(*)         The 2017 as reported net income was increased for an immaterial error that understated operating revenue.